UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Porter Bancorp, Inc.

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April 20, 2015

To our shareholders:

You are cordially invited to attend the 2015 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Wednesday, May 27, 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF PORTER BANCORP, INC.

WEDNESDAY, MAY 27, 2015

To our shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Porter Bancorp, Inc. will be held on Wednesday, May 27, 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	The election of six nominees as directors;

2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed in the accompanying proxy statement;

3.	A non-binding advisory vote on the frequency of holding an advisory vote on the compensation of the named executive officers;

4.	A proposal to authorize our Board of Directors to effect, at its discretion no later than the 2016 Annual Meeting of Shareholders, a reverse stock split and to select a reverse stock split ratio of at least 1-for-2 and up to 1-for-10;

5.	Such other business as may properly come before the meeting.

The close of business on April 13, 2015, is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

April 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be Held on May 27, 2015:

This proxy statement and our 2014 Annual Report to Shareholders,

including Form 10-K, are available at www.pbibank.com under “Investor Relations.”

2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2015:

The proxy statement and annual report on Form 10-K are available at www.pbibank.com under “Investor Relations.”

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to our shareholders of record beginning on or about April 20, 2015. These materials are for use at the 2015 Annual Meeting of Porter Bancorp Shareholders, which will be held on May 27, 2015, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Who is entitled to vote?

Shareholders of record of Porter Bancorp common stock as of the close of business on April 13, 2015, are entitled to vote at the Annual Meeting. Only shares that are present in person or represented by a valid proxy can be voted at the meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the outstanding Common Shares must be present, either in person or represented by proxy, in order to conduct business at the Annual Meeting. On April 13, 2015, there were 19,205,611 Common Shares of Porter Bancorp outstanding.

Shareholders are entitled to cast one vote per share on each matter except the election of directors. In the election of directors, shareholders are entitled to cast one vote per share for each of the six positions on our Board of Directors up for election at the Annual Meeting.

All shares represented by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on four items:

1.	The election of six directors;

2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed under “Executive Compensation”;

3.	A non-binding advisory vote on the frequency of holding an advisory vote on the compensation of the named executive officers;

4.	A proposal to authorize our Board of Directors to effect, at its discretion no later than the 2016 Annual Meeting, a reverse stock split in order to maintain the listing of our Common Shares on the NASDAQ Capital Market, and to select the reverse stock split ratio within a range of at least 1-for-2 and up to 1-for-10.

Our Board recommends that you vote your shares:

•	FOR the election of the nominees listed in this proxy statement (Proposal 1);

•	FOR the proposal to approve, on an advisory basis, the compensation of the Corporation’s executives as disclosed in this proxy statement (Proposal 2);

•	FOR “1 Year “ on the advisory vote on the frequency of holding an advisory vote on the compensation of the named executive officers (Proposal 3); and

•	FOR the proposal to authorize our Board of Directors to effect a reverse stock split (Proposal 4).

We are not aware of any other business to be submitted for a vote of shareholders at the Annual Meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the six nominees who receive the largest number of votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The proposal to approve the compensation of the Corporation’s executives will be approved if the number of votes cast in favor of the matter is greater than the number opposing it.

With respect to the third proposal, which provides a choice of three options for the frequency of holding an advisory vote on the compensation of the named executive officers, the option receiving the highest number of votes will be the option selected by the shareholders.

The proposal to approve a reverse stock split will be approved if a majority of the outstanding common shares entitled to vote at the annual meeting vote in favor of the proposal.

Abstentions will be counted as present for purposes of determining whether a quorum exists, but will have no effect on the outcome of any matter except the proposed reverse stock split, when they will have the effect of a vote against the proposal. Brokers do not have discretionary authority to vote on any of the proposals, so there can be no director non-votes.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees;

•	FOR the approval of our executive compensation;

•	FOR “1 Year “ on the advisory vote on the frequency of holding an advisory vote on the compensation of the named executive officers; and

•	FOR the proposal to authorize our Board of Directors to effect a reverse stock split.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2014 Annual Report on Form 10-K is enclosed. Shareholders and prospective investors may request a free copy of our 2014 Annual Report on Form 10-K by writing to Investor Relations - Porter Bancorp, Inc. at: 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Investor Relations or Phillip W. Barnhouse, Chief Financial Officer, as described above.

1.     ELECTION OF DIRECTORS

At the 2015 Annual Meeting, our shareholders will elect six directors to serve for a one-year term and until their successors are elected and qualified. Our articles of incorporation and bylaws provide for a Board of Directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the Board of Directors. Our Board of Directors is currently comprised of six directors.

The Nominating and Corporate Governance Committee and the Board of Directors have nominated the six individuals named in the table below for election as directors. All of the nominees are current members of the Board of Directors, including Mr. Ray who was appointed in December 2014. None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as described below.

Director Nominees	Age	Position
W. Glenn Hogan	53	Chairman of the Board of Directors
Michael T. Levy	46	Director
Bradford T. Ray	56	Director
N. Marc Satterthwaite	51	Director
John T. Taylor	55	President, Chief Executive Officer and Director
W. Kirk Wycoff	56	Director

W. Glenn Hogan, a director since 2006, is founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky. Mr. Hogan has more than twenty-five years of real estate development experience and has developed millions of square feet of retail space in the Midwest and Southeast. He is a Certified Commercial Investment Member and a past president of the Kentucky State CCIM Chapter. Mr. Hogan brings executive decision making and risk assessment skills from his commercial real estate background. He also is familiar with the banking industry from previous service on the Board of Directors of two other Louisville community banks. He also served as a director of US Wireless Online, Inc. from August 2005 until May 2006.

Michael T. Levy, a director since 2014, is President of Muirfield Insurance LLC of Kentucky, a Lexington, Kentucky insurance brokerage firm. An owner of Bluewater Farm, LLC, Mr. Levy is active in breeding and selling Thoroughbreds and serves as a board member of the Thoroughbred Owners and Breeders Association and

Breeders Cup, Ltd. He is a graduate of the University of Pennsylvania. The lead producer in an insurance agency, Mr. Levy has intimate knowledge of the Lexington market, which has been identified as a target growth market in our strategic planning. He also has extensive experience in the equine industry, a niche market also identified in PBI Bank’s strategic plan.

Bradford T. Ray, who joined our Board in December 2014, served in various leadership roles at Steel Technologies, Inc., a steel processor, from 1981 to 2010, serving as CEO beginning in 1999 and as Chairman beginning in 2002. He served as an advisor to Steel Technologies, Inc. from 2010 to 2012. He has been a consultant with BTR Advisory Services since 2012 and has been an independent director at Global Brass and Copper Holdings, Inc. since December 10, 2014. Mr. Ray serves on the Board of Trustees of Bellarmine University in Louisville, Kentucky. He provides the experience and perspective of a former chief executive of a publicly traded manufacturing business.

N. Marc Satterthwaite, a director since 2014, is Vice President, Director of Sales Operations, North America, for Brown-Forman Corporation, a diversified producer of fine quality consumer products that is among the top 10 largest spirit and wine companies in the world. Mr. Satterthwaite currently oversees all facets of Brown-Forman’s consumer sales throughout the U.S. and Canada and has held a variety of positions across sales and marketing since joining Brown-Forman in 1988. Within the beverage industry, he serves as Vice Chairman of the NABCA Industry Advisory Committee. Mr. Satterthwaite is a graduate of Western Kentucky University and holds a master’s degree in business administration from University of New Orleans. Mr. Satterthwaite’s experience and expertise in management, marketing, sales and operational issues will be valuable in directing strategic goals and developing PBI Bank’s brand marketing.

John T. Taylor joined us as President and a director of Porter Bancorp, and as President and Chief Executive Officer of PBI Bank in July 2012. He became Chief Executive Officer of Porter Bancorp in 2013. Prior to joining us, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky since 2007. Prior to joining American Founders, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. Mr. Taylor has over 30 years of banking experience in Kentucky and Ohio. Mr. Taylor has been actively involved in a number of civic and professional organizations. Mr. Taylor has a solid history of building organizations with a clear vision and strategy to build long-term enterprise value. He also has strong roots in Kentucky with significant experience in our key markets. He is a graduate of the University of Kentucky where he earned a Master’s and a Bachelor’s Degree in Business Administration.

W. Kirk Wycoff, a director since 2010, has more than thirty years of banking experience and is the Managing Partner of Patriot Financial Partners, L.P., a private equity fund headquartered in Philadelphia that focuses on investing in community banks and thrifts throughout the United States. He has been designated by Patriot Financial Partners to serve on our Board of Directors, as provided by our June 2010 stock purchase agreement. Mr. Wycoff served as Chairman of Continental Bank of Plymouth Meeting, Pennsylvania, a $500 million community bank which was acquired in 2015 by Bryn Mawr Bank Corporation. He served as President and CEO of Continental Bank from 2005 to 2007, and as Chairman and CEO of Progress Financial Corp from 1991 to 2004. During his tenure with Progress, the bank grew from $280 million in assets and seven offices, to more than $1.2 billion in assets and 21 offices. Earlier, Mr. Wycoff had served as Chairman and CEO of Crusader Savings Bank, a Philadelphia community bank, which he transformed into a profitable mortgage lender. He also held senior level positions with Girard Bank and the Philadelphia Savings Fund Society. Mr. Wycoff serves as a director of three other bank holding companies: Heritage Commerce Corp, Guaranty Bancorp, and Square 1 Financial, Inc. Mr. Wycoff brings extensive leadership and community banking experience to our Board, including executive management experience, public company expertise and risk assessment skills. He also provides the perspective of a significant, non-employee investor.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The Board recommends that you vote “FOR” the election of the six nominees.

Other Executive Officers	Age	Position
Phillip W. Barnhouse	44	Chief Financial Officer; Chief Financial Officer and Chief Operating Officer of PBI Bank
John R. Davis	52	Chief Credit Officer of PBI Bank
Joseph C. Seiler	48	Executive Vice President of PBI Bank

Phillip W. Barnhouse became our Chief Financial Officer in 2012 and has served as Chief Financial Officer of PBI Bank since 2006. He became PBI Bank’s Chief Operating Officer in 2013. Mr. Barnhouse served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005. From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor’s degree in Accounting at Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

John R. Davis became Chief Credit Officer of PBI Bank in September 2012. Mr. Davis has the responsibility for establishing and executing credit quality policies and overseeing credit administration. He previously served as Executive Vice President and Chief Credit Officer of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky. Before joining American Founders in 2005, he served for 17 years in various commercial lending and credit administration positions of increasing authority with National City Bank. Mr. Davis earned his Bachelor’s degree in Business from the University of Louisville, an MBA from Bellarmine University and is a graduate of the Stonier Graduate School of Banking.

Joseph C. Seiler became Executive Vice President of PBI Bank and head of the Bank’s commercial banking business in August 2013. Mr. Seiler previously served as Executive Vice President, Asset Resolution Team, of PNC Bank, Inc. in Louisville, Kentucky. Before joining PNC Bank in 2009, he served as Executive Vice President and Managing Director, Investment Real Estate Group, for National City Bank of Louisville, Kentucky. Mr. Seiler earned his Bachelor’s degree in Economics from Centre College in Danville, Kentucky and an MBA from the University of Louisville.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted corporate governance principles that address the role and composition of our Board of Directors and the functions of our Board and the Board’s Committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

In April 2014, we notified The NASDAQ Stock Market that Porter Bancorp no longer qualified as a “controlled company” as founders J. Chester Porter and Maria L. Bouvette together owned less than 50% of our sole class of voting stock.

Director Independence

Our corporate governance principles provide that a majority of the members of the Board of Directors must be independent from management. For this purpose, the Board has adopted director independence standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our corporate governance guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year. During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries.

In its 2015 review, the Board affirmatively determined that director nominees Michael T. Levy, N. Marc Satterthwaite, Bradford T. Ray, and W. Kirk Wycoff are each independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

In 2013, PBI Bank entered into a Real Estate Listing and Property Management Agreement with Hogan Development Company, a firm in which our director, W. Glenn Hogan, has an ownership interest. As described under “Certain Relationships and Related Transactions,” this arrangement is reviewed and evaluated by the independent members of our Audit Committee as part of the Board’s annual assessment of director independence. We paid real estate management fees of $221,000 and $207,000 and real estate sales commissions of $64,000 and $773,000 to Hogan Development Company in 2014 and 2013, respectively. Fees paid in 2013 were more than 5% of Hogan Development Company’s consolidated gross revenues and preclude Mr. Hogan from being an independent director under the NASDAQ corporate governance rules.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the Board of Directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, potential director nominees and persons nominated by shareholders, if any. The Committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. While we do not have a separate diversity policy, the Committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the Board. When considering potential Board members, the Committee will look at all of the foregoing criteria and the current and anticipated needs of the Company. The various qualifications and criteria are normally considered at a Committee meeting during the month of January of each calendar year so that the respective names can be placed on the ballot for the annual meeting which is customarily held in May. All of the nominees for election as directors for the 2015 annual meeting were nominated by the Committee. The Committee did not receive any stockholder nominations for directors.

Board Leadership Structure

In 2012, the Board’s five independent directors identified and hired John T. Taylor to serve in the primary leadership role for the Company. Mr. Taylor joined us as President of Porter Bancorp and as President and Chief Executive Officer of PBI Bank in July 2012. In 2013, Mr. Taylor was named as CEO of Porter Bancorp and W. Glenn Hogan was named as Chairman of the Board. Mr. Taylor is responsible for the executive leadership and management of the Company and the Bank. Mr. Taylor also serves as a Director of Porter Bancorp and PBI Bank.

Consistent with NASDAQ’s corporate governance rule, the independent directors meet regularly in executive session without management or non-independent directors in attendance. The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives. During 2014, the independent directors met periodically in executive session on an as-needed basis.

Board Structure and Committee Composition

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

The Audit Committee is responsible for and assists our Board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee met five times in 2014.

During the past year, our Audit Committee was comprised of Mr. Levy, Mr. Satterthwaite, and Mark F. Wheeler. On March 10, 2015, Mr. Wheeler resigned from the Board to accept an executive position with another Kentucky financial institution. On March 25, 2015, Bradford T. Ray, who joined the Board in December 2014, and W. Kirk Wycoff were appointed to our Audit Committee, joining Mr. Levy and Mr. Satterthwaite. Our Board of Directors determined that all four of the members of the Audit Committee met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations, and that Mr. Wycoff qualified as an audit committee financial expert.

Compensation Committee

Our Compensation Committee was comprised of Mr. Levy, Mr. Satterthwaite, Mr. Wheeler, and Mr. Wycoff over the past year. Mr. Ray was appointed to the Committee in March 2015 following Mr. Wheeler’s resignation. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Compensation Committee met two times in 2014.

The Compensation Committee is responsible for establishing a compensation policy that fairly rewards our executive officers for performance benefiting the shareholders and effectively attracts and retains executive talent necessary to successfully lead and manage the Company. In practice, our Chief Executive Officer, John T. Taylor, is expected to present a total compensation policy for the management team, which the Compensation Committee will evaluate and retains the right to modify or reject. The Compensation Committee is directly responsible for evaluating the performance of Mr. Taylor, and determining the details of his total compensation. The Committee also evaluates Mr. Taylor’s recommendations for the salaries and incentive compensation of other executives, which it will modify and authorize as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was comprised of Mr. Levy, Mr. Satterthwaite, Mr. Wheeler, and Mr. Wycoff over the past year. Mr. Ray was appointed to the Committee in March 2015 following Mr. Wheeler’s resignation. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to our Board of Directors persons to be nominated for election as directors at each annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board. The Nominating and Corporate Governance Committee met two times in 2014.

Meeting Attendance

During 2014, our Board of Directors met 12 times. None of our current directors attended fewer than 75 percent of the total number of meetings of the Board of Directors and the committees on which he served. All directors and director nominees are expected to attend each annual meeting of shareholders, unless an emergency prevents them from doing so. All directors attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the Company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various standing committees of the Board also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the Board. The chair of our Audit Committee is also a director of our subsidiary, PBI Bank, as are each of our directors, with the exception of Mr. Wycoff. The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers, which supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chairman, Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company. Shares that may be acquired through the exercise of stock options are included in calculating the number of shares of ownership to determine whether this minimum ownership requirement has been met. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Director Compensation

Historically, each director other than Mr. Taylor received a fee of $15,000 per year, which was paid in quarterly increments, $500 for each committee meeting attended, and $500 for attending each PBI Bank Board meeting. Effective July 1, 2013, the Boards of the Company and the Bank suspended all cash compensation for directors until such time as the Company is recapitalized and in compliance with regulatory orders.

In addition to the Board and Committee fees, each non-employee director is automatically granted restricted shares having a market value of $25,000. These grants are issued on the first day of the month after our annual meeting of shareholders, which will ordinarily be June 1.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, during a specified period. Otherwise, restricted shares have all of the rights of common shares, including the right to vote and the right to receive dividends. Restricted shares awarded to directors vest on December 31 of the year of grant. If a director ceases to serve on the Board of Directors for any reason, the director will automatically forfeit any unvested restricted shares. In the event of a change in control, the restrictions on the transfer of the shares will end. Under the Director Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The following table shows the compensation paid to non-employee directors in 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
W. Glenn Hogan	$—	$25,000	$—	$—	$25,000
Michael T. Levy	—	25,000	—	—	25,000
William G. Porter (2)	—	25,000	—	—	25,000
N. Marc Satterthwaite	—	25,000	—	—	25,000
Mark F. Wheeler	—	25,000	—	—	25,000
W. Kirk Wycoff (3)	—	25,000	—	—	25,000

(1)

On June 2, 2014, each non-employee director received a restricted stock award of 27,778 shares with a grant date fair value of $0.90 per share. The restricted shares vested on December 31, 2014. The amounts in the Stock Awards column reflect the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2014. The assumptions used in the calculation of these amounts for awards granted in 2014 are included in Note 20 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Mr. Porter retired from the Board prior to the vesting date, and therefore none of these shares vested.
(3)	Mr. Wycoff’s restricted stock award is issued to Patriot Financial Manager LP.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,

AND PRINCIPAL SHAREHOLDERS

As of April 13, 2015, Porter Bancorp had 19,205,611 Common Shares issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of April 13, 2015 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of April 13, 2015, the number and percentage of Common Shares held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Class

Directors
John T. Taylor	425,000	2.2%
W. Glenn Hogan	1,801,231	9.4
Michael T. Levy	284,921	1.5
Bradford T. Ray	—	*
N. Marc Satterthwaite	39,084	*
W. Kirk Wycoff(2)(3)	1,871,471	9.7

Other Named Executive Officers
John R. Davis	160,000	*
Phillip W. Barnhouse Joseph C. Seiler	107,590 115,000	* *

Named Executive Officers and Directors as a Group (9 persons)	4,804,297	25.0%

*	Represents beneficial ownership of less than 1%.
(1)	The business address for these individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 1,533,652 Common Shares held by Patriot Financial Partners, L.P. and 264,977 Common Shares held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Mr. Wycoff. Also includes 72,842 shares issued to Patriot Financial Manager LP as compensation for Mr. Wycoff’s service as a non-employee director of Porter Bancorp.
(3)	Does not include 6,458,000 shares of non-voting common stock held by the Patriot Funds. The non-voting common stock converts into voting common stock upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth beneficial ownership information for each shareholder who is not a director and is known to us to own 5% or more of the outstanding shares of our common stock, based on public filings made with the SEC.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class
The Estate of J. Chester Porter (1) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	3,198,668	16.7%

Maria L. Bouvette (2) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	2,858,128	14.9%

Patriot Financial Group(3) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	1,871,471	9.7%

Iron Road Multi-Strategy Fund LP 115 S LaSalle Street, 34th Floor Chicago, IL 60603	1,714,300	8.9%

(1)	The information is included in reliance upon Schedule 13D filed with the SEC by the Estate of J. Chester Porter on December 4, 2014.
(2)	The information is included in reliance upon Schedule 13D/A filed with the SEC by Maria L. Bouvette on November 18, 2014.
(3)	Patriot Financial Group is also the beneficial owner of 6,458,000 non-voting common shares. Each share of non-voting preferred stock converts into one share of voting common stock upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a banking institution, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. However, any such loans we make must be:

•	made in the ordinary course of our consumer credit business;

•	of a type we generally make available to the public; and

•	made on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2014, we had no loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank, or the firms and corporations in which they have at least a ten percent beneficial interest.

Our officers, directors and principal shareholders and their affiliates, as well as certain of the officers and directors of PBI Bank and their affiliates, have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit. All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions in Which Related Parties Have an Interest

In December 2014, we completed a non-cash equity exchange transaction with the accredited investors who acquired all of our issued and outstanding Series A Preferred Shares from the United States Treasury in a public auction. The investors included two of our directors, W. Glenn Hogan and Michael T. Levy, as well as Patriot Financial Partners L.P. and Patriot Financial Partners Parallel L.P. (the “Patriot Funds”), funds for whom one of our directors, W. Kirk Wycoff, serves as general partner. Mr. Hogan exchanged 5,000 Series A Preferred Shares and received 17,143 mandatorily convertible Series B Preferred Shares, 885 Series E Preferred Shares, and 1,405 Series F Preferred Shares. Mr. Levy exchanged 750 Series A Preferred Shares, and received 257,143 Common Shares, 133 Series E Preferred Shares, and 211 Series F Preferred Shares. Patriot Funds exchanged 19,688 Series A Preferred Shares, 317,042 Series C Preferred Shares, and 753,263 warrants to purchase non-voting common shares, and received 6,250 mandatorily convertible Series B Preferred Shares, 64,580 mandatorily convertible Series D Preferred Shares, and 3,486 Series E Preferred Shares.

Following shareholder approval on February 25, 2015, Mr. Hogan’s Series B Preferred Shares converted into 1,714,300 common shares and the Patriot Funds’ Series B Preferred Shares converted into 625,000 Common Shares. The Patriot Funds’ Series D Preferred Shares also converted into 6,458,000 Non-Voting Common Shares.

The Series E and Series F Preferred Shares received by Mr. Hogan, Mr. Levy and the Patriot Funds in the exchange transaction are not convertible into Common Shares, have a liquidation preference of $1,000 per share, and are entitled to a 2% noncumulative annual dividend if and when declared. The Series E and Series F Preferred Shares rank senior to our Common Shares and Non-Voting Common Shares with respect to dividend and liquidation rights.

In 2013, PBI Bank entered into a Real Estate Listing and Property Management Agreement with Hogan Development Company, an entity in which our director, W. Glenn Hogan, has an ownership interest. Under these agreements, Hogan Development Company assists PBI Bank in onboarding, managing, and selling the Bank’s other real estate owned. This arrangement was reviewed and evaluated by the independent members of our Audit Committee both at its inception in 2013 and again when the Board of Directors made its assessment of Mr. Hogan’s independence in 2014. We paid real estate management fees of $221,000 and $207,000 and real estate sales commissions of $64,000 and $773,000 to Hogan Development Company in 2014 and 2013, respectively.

The Estate of J. Chester Porter and William G. Porter, the late Mr. Porter’s brother and our former director, each own a 50% interest in Lake Valley Bancorp, Inc., the parent holding company of The Peoples Bank, Taylorsville, Kentucky. The Estate of J. Chester Porter owns an interest of approximately 37.0% and William G. Porter, owns an interest of 3.0% in Crossroads Bancorp, Inc., the parent holding company of The Peoples Bank, Mount Washington headquartered in Bullitt County, Kentucky where PBI Bank also has banking offices.

As of December 31, 2014, we had $3.2 million of participations in real estate loans sold to these banks. There were no participations in loans purchased from these banks at December 31, 2014.

Keith Griffee, the son-in-law of J. Chester Porter, was an employee of PBI Bank through August 2014. Mr. Griffee received compensation of less than $120,000 during 2014. Jack C. Porter, son of J. Chester Porter, provides real estate-related services to PBI Bank from time to time. In 2014, we paid $33,000 in real estate sales commissions and $40,000 for other property management services to Mr. Porter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2014 all reporting persons complied with the filing requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs, and implementing and administering all aspects of our benefit and compensation plans and programs. Our Compensation Committee is currently comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite and Mr. Wycoff.

Our Board of Directors has determined that in 2014 all of the committee members met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. We did not engage any compensation consultants to assist the Compensation Committee in determining the compensation paid to our executives in 2014.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders. To promote this philosophy, we have established the following objectives:

•	provide fair and competitive compensation to executives, based on their performance and contributions to our Company, that will attract, motivate and retain individuals that will enable our Company to successfully compete with other financial institutions in our markets;

•	provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, Company financial performance, achievement of strategic goals and Company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

•	ensure that the interests of our executives are aligned with our shareholders’ interests.

Overview

In 2012 and 2013, we made several significant changes to the senior management of Porter Bancorp and PBI Bank. A search committee comprised of our five independent directors, including all of the members of the Compensation Committee at that time identified and recruited new senior executives of PBI Bank. Through this process, we hired President and CEO John T. Taylor, Chief Credit Officer John R. Davis, and Joseph C. Seiler as head of Commercial Banking. We also promoted Phillip W. Barnhouse to serve as Chief Financial Officer and Chief Operating Officer. In addition, for the first time we entered into employment agreements with our senior executive officers setting forth the negotiated terms of their compensation arrangements, including provision for severance compensation in certain circumstances. The employment agreements with the four named executive officers are described after the Summary Compensation Table under “Executive Compensation” below.

To induce talented and capable individuals to leave positions with another financial institution to join our organization, we need to offer a competitive compensation package including incentive compensation. However, until December 2014, our ability to offer incentive compensation was limited by the U.S. Treasury’s rules governing the compensation paid to the named executive officers of financial institutions that have participated in Treasury’s Capital Purchase Program. Those rules prohibited us from entering into cash incentive arrangements based on achievement of performance goals with our named executive officers. In addition, although it was important to offer an equity component that would allow the executives to share in the potential upside if and when our financial results improve and the trading price of our stock recovers, the only form of incentive compensation we could offer under Treasury’s rules was restricted stock with long-term restrictions on transferability. The employment agreements we entered into provided for grants of long-term restricted stock during each agreement’s first two years.

In 2014, our compensation policies for our named executive officers did not materially change. In addition, we continued our practice of awarding restricted stock based upon the Company’s achievement of performance metrics that we believe drive shareholder value and are used by our investors to evaluate us.

In December 2014, the U.S. Treasury sold our Series A Preferred Shares in a public auction at a price representing less than 10% of the principal and accrued unpaid interest due on those shares. Under the U.S. Treasury’s compensation rules, this resulted in the restrictions on the transfer of the restricted stock granted to our named executive officers under the terms of their initial employment with us effectively becoming permanent. This outcome undermined the incentive purpose of the awards, since the executive officers we have appointed since 2012 could never realize a financial return if they could never sell or transfer the shares.

On March 25, 2015, we modified the equity compensation arrangements with our senior management team to restore the incentive that was intended by including equity grants in their employment agreements. The Compensation Committee and the named executive officers mutually agreed to terminate the restricted stock awards that were subject to permanent restrictions on transfer, making those shares available for issuance under our 2006 Stock Incentive Plan. We also made new service-based restricted stock awards to our named executive officers. The new awards vest over four years, with one-third of the shares vesting on each of the second, third and fourth anniversaries of the date of grant. The following table shows the number of restricted shares subject to permanent restrictions on transfer that were terminated and the number of new restricted shares granted on March 26, 2015.

	Permanently Restricted Shares Terminated	Restricted Shares Granted
John T. Taylor	267,542	425,000
John R. Davis	120,937	160,000
Joseph C. Seiler	100,000	115,000
Phillip W. Barnhouse	50,000	100,000

Total	538,479	800,000

In determining the amounts of the new grants, we considered the original dollar value of the equity grant originally included in each officer’s employment agreement; the higher trading prices of our Common Shares on the dates when the permanently restricted shares were originally issued relative to more recent trading prices; and each officer’s responsibilities and performance since the employment agreements were initially signed.

Executive Compensation Components

Our compensation program is comprised of three components:

•	Base salary that is competitive with levels paid by comparable financial institutions;

•	Annual incentive cash payments based on the attainment of targeted performance goals; and

•	Equity-based compensation, generally in the form of restricted stock awards, based on the attainment of targeted performance goals.

The executive compensation plan provides a compensation package that is driven by our overall financial performance and is intended to be competitive with the public and non-public financial institutions in our market, thereby enabling us to attract and retain executives who we believe are critical to our future success. The plan establishes a range of percentages of total compensation for each of the three components set forth above. For each of our executives, base salary constitutes between 50% and 70% of total compensation, cash incentives constitute between 10% and 20%, and equity based compensation constitutes between 20% and 30%. The Committee establishes the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary. When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market. Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business depends upon to be successful.

For 2014, the Committee used the same process for evaluating base salaries for all of our named executives as has been used in previous years. The Committee reviewed 2013 publicly available national peer group data as compiled by SNL Financial in its 2014 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions. The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans. The peer groups were: (i) the 53 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 57 financial institutions nationwide with assets of $1 billion to $5 billion and a return on average equity (ROAE) of less than 5.00%. As of December 31, 2014, we had total assets of approximately $1.0 billion and our ROAE for 2014 was approximately (33.4%) compared to (3.8%) for 2013.

The following table shows the median base salary for 2013 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Base Salary of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$400,000	$375,000
CFO	225,213	224,129
COO	241,788	272,800
CCO	209,605	188,533

The following table shows the median total compensation for 2013 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Median Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of less than 5.00%
CEO	$677,597	$760,542
CFO	357,039	392,142
COO	391,496	552,013
CCO	326,155	242,398

Cash and Equity Incentives. Our cash and equity incentive plan awards cash and equity bonuses based on a weighted scoring of Company performance metrics across a range of pre-determined targets. The five metrics are ratios customarily used to evaluate the performance of banks. No bonus is paid unless actual performance attains at least Goal Level 2. The maximum cash bonus is 20% of base salary. For 2014, the Compensation Committee set the maximum equity bonus for senior executives at 30% of base salary. Equity incentive awards are generally granted in April or May each year when we have received all of the data necessary to make the calculations. The following table shows the pre-established 2014 target ranges and actual results by category.

PBI Bank, Inc. 2014 Executive Incentive Compensation Plan
Metric			Goal Level					Results
			($ in millions)					Achieved	Cash Results	Equity Results
#	Metric Description	Weighting	1	2	3	4	5	Level	Scored % Points	Scored % Points
1	Pre-tax net income*	25%	$—	$1.5	$2.0	$2.7	$3.5	1	0.00%	0.00%
2	Non-interest income	20%	$3.6	$4.1	$4.6	$5.1	$5.6	1	0.00%	0.00%
3	Non-interest expense	15%	$33.7	$33.2	$32.7	$32.0	$31.3	1	0.00%	0.00%
4	Core Deposits**	15%	22.0%	25.0%	27.5%	30.0%	32.5%	5	3.00%	4.50%
5	Non-performing Assets***	25%	$133.0	$115.0	$95.0	$85.0	$75.0	3	2.50%	3.75%
	Max Cash Award as% of Salary		0.0%	5.0%	10.0%	15.0%	20.0%	Total	5.50%	8.25%
	Max Equity Award as% of Salary		0.0%	7.5%	15.0%	22.5%	30.0%

Notes:

Plan is based on 5 key performance metrics - no points earned for first column of achievement. Payouts are at the discretion of the Compensation Committee.

Up to 20% of base pay may be earned in cash bonus and up to 30% of base pay may be earned in share-based compensation (CEO/EVP)

*	Excludes gain on sale of securities, OTTI charges, and other non-recurring items as determined at the Compensation Committee’s discretion.
**	Total Deposits excluding CD, IRA, and Public Funds.
***	Includes loans past due 90+ accruing, non-accrual loans, OREO, and repossessed assets.

Our CEO and named executives would have qualified to receive cash and equity incentive compensation equal to 5.5% and 8.25% of base salary, respectively. However, our executive management team is not satisfied with our financial results and recognizes that work remains to restore the institution’s balance sheet and operating performance. In addition, until December 4, 2014, the date the U.S. Treasury competed the sale of our Series A Preferred Shares, we were subject to the U.S. Treasury’s rules on executive compensation which did not permit us to make cash incentive payments to our named executive officers. The named executives elected to forego all incentive compensation for 2014 under the 2014 plan.

Mr. Taylor and Mr. Seiler each received a restricted stock award on January 29, 2014, representing the balance of the equity awards provided in their employment agreements. Mr. Taylor was awarded 35,780 shares having a grant date fair value of $34,349. Mr. Seiler was awarded 54,000 shares having a grant date fair value of $51,840. These awards were “long-term restricted stock” subject to transfer restrictions required by the U.S. Treasury’s compensation rules. See “Executive Compensation – Employment Agreements – Restricted Stock Awards,” below.

For 2015, the Compensation Committee set both the maximum cash incentive award and the maximum equity incentive award at 25% of base salary. The other elements of our cash and equity incentive plan are largely unchanged. The following table shows the pre-established 2015 target ranges:

PBI Bank, Inc. 2015 Executive Incentive Compensation Plan
2015 Plan			Goal Level
Metric			($ in millions)
#	Metric Description	Weighting	1	2	3	4	5
1	Pre-tax net income*	25%	$—	$1.000	$1.500	$2.000	$2.500
	% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	3.13%	6.25%	9.38%	12.50%
2	Non-interest income	20%	$3.600	$3.850	$4.100	$4.350	$4.600
	% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	2.50%	5.00%	7.50%	10.00%
3	Non-interest expense	15%	$36.300	$35.800	$35.300	$34.600	$33.900
	% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	1.88%	3.75%	5.63%	7.50%
4	Core Deposits**	15%	$300.000	$320.000	$340.000	$360.000	$380.000
	% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	1.88%	3.75%	5.63%	7.50%
5	Non-performing Assets***	25%	$93.000	$80.000	$70.000	$50.000	$40.000
	% of base pay to be earned - 50% paid in cash/50% paid in stock		0.0%	3.13%	6.25%	9.38%	12.50%
	Max Cash Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%
	Max Equity Award as % of Salary		0.00%	6.25%	12.50%	18.75%	25.00%

Notes:

Plan is based on 5 key performance metrics at bank level - no points earned for first column of achievement. Payouts are at the discretion of the Compensation Committee.

Up to 25% of base pay may be earned in cash bonus and up to 25% of base pay may be earned in share-based compensation (CEO/EVP)

*	Excludes gain on sale of securities, OTTI charges, and other non-recurring items as determined at the Compensation Committee’s discretion.
**	Total Deposits excluding CD, IRA, and Public Funds.
***	Includes loans past due 90+ accruing, non-accrual loans, OREO, and repossessed assets.

Other Benefits

401(k) Plan. All of our full and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Employees may contribute a portion of their compensation up to the limitations imposed by federal tax laws. We make a matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. We have the discretion to make an additional contribution each plan year. No discretionary contributions were made in 2014.

Supplemental Executive Retirement Plan. In 2004, PBI Bank established a Supplemental Executive Retirement Plan (SERP) to provide additional benefits for certain key officers. Phillip W. Barnhouse is the only executive officer who participates in the SERP. There are no intentions to adjust his payments or add additional participants to this plan.

Pursuant to the SERP, we are obligated to pay each participant at retirement, or his or her beneficiaries at death, monthly retirement income for 10 years equal to 30% of the participant’s projected salary. Participants begin to vest in this benefit after five years of service and fully vest after ten years of service. In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control. The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” below.

The estimated cost of the plan is accrued over the period of active employment of the participants, of which there are seven. As of December 31, 2014, $1,341,000 had been accrued as a liability for the plan, and the amount charged to operations in 2014 totaled $122,000. In order to provide earnings to offset plan expenses, PBI Bank purchased life insurance on the plan participants. As of December 31, 2014, the cash surrender value of the bank owned life insurance was approximately $9,167,000. Income earned from the cash surrender value of the life insurance totaled $276,000 in 2014.

Incentive Compensation Plan Risk Assessment

The Compensation Committee met with the Company’s senior risk officers two times in 2014 to review the Company’s incentive compensation plans. The Company’s senior risk officers discussed with the Committee the long and short term risks to the value of the Company, and how compensation elements might incentivize senior executive officers or other employees. As part of this assessment, the Committee identified all of the Company’s incentive plans. The Committee then reviewed its previously established risk objectives, which are:

•	Awards should be structured to be paid over a time horizon that takes into account the risk horizon so that the payment reflects whether the employee’s performance over the service period has contributed to the long-term value of the Company;

•	The incentive must reflect competitive compensation sufficient to retain and recruit talented employees to contribute to the Company’s future success;

•	Compensation should be allocated among various short and long term incentives and among equity and cash incentives based on the specific role of the employee;

•	A significant portion of senior level position compensation should be long-term compensation that aligns the interest of the employee with the interests of shareholders and taxpayers;

•	The performance period for performance pay should be tailored to encompass individual performance or performance of the relevant business unit, taking into account business objectives, and taking into account multiple factors such as revenue production, expertise, compliance, and leadership;

•	Performance measures may relate to employee compliance with corporate policies;

•	The performance measures should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

•	That a significant portion of compensation should be performance-based for higher levels of responsibility.

The Committee then identified the possible risk factors that should be considered in reviewing the various incentive compensation plans. These risks included:

•	Financial Risk: Risk that employee compensation plans or features could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

•	Regulatory Risk: Risk of financial or reputational loss caused by a failure to comply with legal rules, regulations or guidelines, including those set by regulatory bodies;

•	Credit Risk: Risk that a plan or feature could encourage a lender to promote a loan transaction that is not in the Company’s best interest and the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

•	Operational Risk: Risk that losses could arise from human error, including judgmental error, or a failure in internal controls or systems related to the Company’s incentive plans;

•	Reputational Risk: Risk of exposure to criticism from shareholders, the general public and customers, difficulty with proxy voting on proposals regarding executive compensation and/or share availability, and Board embarrassment;

•	Litigation Risk: Risk of losses and other expenses that arise from alleged breaches or violations of compensation plans; and

•	Enterprise Risk: Risk that could endanger the Company’s existence as an ongoing enterprise;

The Committee then reviewed each of the plans. The Committee identified the risks involved with each of the plans and determined that the risks involved in each of the plans was acceptable, subject to compliance with internal controls and normal monitoring. As a result, the Committee determined that none of the Company’s plans created risks that were reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In accordance with the provisions of the U.S. Treasury’s Capital Purchase Program, the Committee certifies: (1) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Porter Bancorp; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Porter Bancorp; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Porter Bancorp to enhance the compensation of any employee.

The Compensation Committee

Michael T. Levy, Chairman

Bradford T. Ray

N. Marc Satterthwaite

W. Kirk Wycoff

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s Chief Executive Officer, Chief Financial Officer, and the other most highly paid executive officers (these individuals are referred to as the “named executive officers”) during the year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Award(1)	Non-Equity Incentive Plan Compensation(2)		Change in Nonqualified Deferred Compensation Earnings(3)		All Other Compensation(4)	Total
John T. Taylor President and CEO	2014 2013 2012	$375,000 375,000 166,346	$34,349 187,640 83,171	$	— — —	$	— — —	$6,500 6,500 1,250	$415,849 569,140 250,767

John R. Davis Chief Credit Officer(5)	2014 2013 2012	235,000 235,000 92,260	— 99,361 48,130		— — —		— — —	5,220 5,220 392	240,220 339,581 140,782

Joseph C. Seiler Head of Commercial Banking (7)	2014 2013	230,000 174,808	51,840 78,200		— —		— —	5,600 1,738	287,440 254,746

Phillip W. Barnhouse Chief Financial Officer (6)	2014 2013 2012	225,000 209,615 169,125	— 85,000 —		— — —		11,688 38,052 18,222	5,712 5,645 4,345	242,400 338,312 191,692

(1)	The grant date fair value per share for each restricted stock award listed in this column is $0.96 for Mr. Taylor and Mr. Seiler in 2014, $0.78 and $1.20 for Mr. Taylor and Mr. Davis in 2013, $1.70 for Mr. Barnhouse and Mr. Seiler in 2013, $1.55 for Mr. Taylor in 2012, and $2.15 for Mr. Davis in 2012. All grants were based upon the terms of employment contracts. Grants made in 2014 and 2013 vest in one-third increments annually on the anniversary of the grant date over three years. Grants made in 2012 vest in one-fifth increments annually on the anniversary of the grant date over five years. All of these awards were also subject to transfer restrictions required by the U.S. Treasury’s rules on executive compensation. The U.S. Treasury sold its preferred shares of the Company in December 2014, rendering 100% of the named executive’s restricted shares permanently non-transferable. On March 26, 2015, the Company and the named executives mutually agreed to terminate all of the restricted stock awards granted from 2012 to 2014. See “Compensation Discussion and Analysis – Overview.”
(2)	Our cash and equity incentive plan is discussed in further detail under “Compensation Discussion and Analysis – Executive Compensation Components – Cash Incentives.”
(3)	The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit. Please see the Pension Benefits table for an explanation of benefits and disclosure of present value of accumulated benefit as of December 31, 2014.
(4)	All other compensation for the named executive officers is set forth below:

Name	Vehicle Allowance	401(k) Matching Contribution	H S A Matching Contribution	Life Insurance Premiums Paid for Benefit of Employee	Director Fees	Total Other Compensation
John T. Taylor	$—	$5,500	$1,000	$—	$—	$6,500
John R. Davis	—	4,700	520	—	—	5,220
Joseph C. Seiler	—	4,600	1,000	—	—	5,600
Phillip W. Barnhouse	—	3,981	1,000	731	—	5,712

(5)	Mr. Davis joined PBI Bank as Chief Credit Officer in August 2012.
(6)	Mr. Barnhouse became Chief Financial Officer of Porter Bancorp in 2012.
(7)	Mr. Seiler joined PBI Bank as Head of Commercial Banking in April 2013.

Employment Agreements

Before 2012, we had no employment agreements with our executive officers. When the search committee of our Board of Directors recruited John Taylor and John Davis to join our organization in 2012, it negotiated an employment agreement with each of them setting forth their compensation and other terms of employment. We also entered into employment agreements with Joseph C. Seiler who joined the Company as Head of Commercial Banking in April 2013 and Phillip W. Barnhouse, who became Chief Financial Officer of Porter Bancorp in 2012 and Chief Operating Officer in 2013. The terms of the employment agreements with our named executive officers are summarized below.

Our status as a “troubled institution” requires that the compensation we propose to pay any executive officer must comply with federal banking regulations and be approved in advance by bank regulatory agencies. In accordance with those regulations, the employment agreements limit severance payments upon termination of employment to one year’s salary and include a “claw-back” provision that entitles the Bank to recover any severance paid if it is subsequently determined that violations of law or certain other enumerated adverse events occurred.

Term. Each of the employment agreements has an initial three-year term. Prior to the second annual anniversary of the effective date, and prior to each annual anniversary thereafter, the Board of Directors of each of the Company and the Bank may approve a one-year extension of the term of the agreement following a review of the executive’s performance, subject to the receipt of any required bank regulatory consents. The Board of Directors must give the executive written notice of any decision not to extend the term not less than 30 days before the next applicable anniversary of the effective date, in which case the agreement will terminate at the conclusion of its remaining term. The expiration dates of the current terms of the agreements with each of the executive officers are shown below:

John T. Taylor	August 1, 2015
John R. Davis	September 23, 2015
Joseph C. Seiler	August 7, 2016
Phillip W. Barnhouse	August 7, 2016

Base salary. The initial annual base salaries of our executive officers are shown below:

John T. Taylor	$375,000
John R. Davis	235,000
Joseph C. Seiler	230,000
Phillip W. Barnhouse	225,000

The Board of Directors may increase an executive’s base salary from time to time, but may only decrease it with his express written consent. No increase in the base salary is expected to occur during the first two years of the agreement.

Restricted stock awards. The employment agreements we entered into with Mr. Taylor and Mr. Davis upon the commencement of their employment in 2012 included awards of restricted stock having a certain grant date fair value, $250,000 for Mr. Taylor and $125,000 for Mr. Davis. However, the U.S. Treasury’s compensation rules limited value of the awards in any year to one-third of the executive’s aggregate cash and equity compensation for the year. In addition, the number of shares that each executive could be awarded in 2013 was limited by the number of available shares remaining in the Company’s 2006 Stock Incentive Plan. Because of these limitations, the restricted shares to be awarded under the employment agreement were granted over a more extended period than originally anticipated.

The employment agreements provided for an initial restricted stock award on the effective date of employment in 2012 having a grant date value (i.e., number of shares times market value per share) equal to one-third of the executive’s projected total compensation for 2012, defined as the sum of base salary plus the grant date value of the 2012 restricted stock award. Their employment agreements also provided that Mr. Taylor and Mr. Davis would receive an additional restricted stock award on January 2, 2013. Mr. Taylor’s agreement provided for an award having a grant date value equal to the lesser of (a) $250,000 minus the grant date value of the 2012 restricted stock award or (b) $187,500. Mr. Davis’ agreement provided for an award having a grant date value equal to the lesser of (a) $125,000 minus the grant date value of the 2012 restricted stock award or (b) $93,750.

After shareholders approved an increase in the number of shares available under our 2006 Stock Incentive Plan at the 2013 annual meeting, we were able to award Mr. Taylor and Mr. Davis additional shares of restricted stock due under their employment agreements. Mr. Taylor was awarded the remaining shares due under his employment agreement on January 29, 2014.

The following table shows the number and grant date fair value of the restricted shares awarded to Mr. Taylor and Mr. Davis under their employment agreements.

	Grant Date	Shares Awarded	Grant Date Fair Value
John T. Taylor	August 2, 2012	53,659	$83,171
	January 2, 2013	62,103	48,440
	September 30, 2013	116,000	139,200
	January 29, 2014	35,780	34,349

John R. Davis	September 24, 2012	22,386	48,130
	January 2, 2013	45,000	35,100
	September 30, 2013	53,551	64,261

Mr. Seiler’s employment agreement provided for a restricted stock award on the effective date of employment having a grant date value equal to one-third of his projected total compensation for 2013, defined as the sum of base salary plus the grant date value of the 2013 restricted stock award. Mr. Seiler was awarded 46,000 shares having a grant date value of $78,200 on August 7, 2013.

Mr. Barnhouse’s employment agreement provided for a restricted stock award of 50,000 shares on August 7, 2013. The grant date value was $85,000.

Vesting and Transfer Restrictions. Since 2009, all of the equity awards granted to our named executives have been in the form of “long-term restricted stock” as defined in the U.S. Treasury’s compensation regulations applicable to all financial institutions in which the U.S. Treasury holds preferred stock purchased under its Capital Purchase Program. Long-term restricted stock has a two-year service vesting requirement, but becomes transferable only in 25% increments if, and to the extent that, the U.S. Treasury receives payment of principal and accrued unpaid interest upon redemption or sale.

In addition, our awards have longer service vesting periods. Two-thirds of the restricted stock granted in 2014 and 2013 vests on the second anniversary of the grant date and one-third vests on the third anniversary. Forty percent of the restricted stock granted in 2012 vests in on the second anniversary of the grant date and 20% vests annually on third, fourth and fifth anniversaries.

Vesting will accelerate in the event of the executive’s death or disability. Vesting will also accelerate in the event of a change in control (as defined in the rules under Section 409A of the Internal Revenue Code), provided that vesting will not accelerate if at the time of the change in control any of the following conditions are applicable:

•	the Company remains subject to its written agreement with the Federal Reserve Bank of St. Louis dated September 21, 2011;

•	the Bank remains subject to the consent order issued by the Federal Deposit Insurance Corporation on June 24, 2011; or

•	either the Company or the Bank is deemed to be in “troubled condition” unless prior to or in connection with the change in control the Company and the Bank have received all regulatory approvals required for the acceleration of vesting.

In December 2014, the U.S. Treasury sold our Series A Preferred Shares in a public auction at a price representing less than 10% of the principal and accrued unpaid interest due on those shares. Under the U.S. Treasury’s compensation rules, this resulted in the restrictions on the transfer of the restricted stock granted to our named executive officers effectively becoming permanent. This outcome effectively undermined the incentive purpose of the grants, since our named executive officers can never realize a financial return if they can never sell or transfer the shares. As previously discussed under “Compensation Disclosure and Analysis – Overview,” the Compensation Committee and Board of Directors addressed this issue on March 26, 2015, by agreeing to terminate the restricted stock subject to permanent transfer restrictions and making new restricted stock grants to the named executive officers.

Termination of employment. The employment agreements provide that if the executive’s employment is terminated for one of the following reasons, he will have no right to compensation or other benefits for any period after the date of termination:

•	termination for “Cause”;

•	as a result of disability, retirement or death; or

•	by the executive other than for “Good Reason.”

If the executive’s employment is terminated for one of the following reasons:

•	by the Company other than for Cause, disability, retirement or death;

•	by the executive for Good Reason; or

•	by the Company for other than Cause, disability, retirement or death within six months following the expiration of the term of the agreement;

and if the executive has been employed for at least one year as of the date of termination, then the executive will be entitled to a cash severance amount equal to one times his then current annual base salary, not to exceed the maximum amount that would not constitute a “parachute payment” under the Internal Revenue Code.

The executive’s right to the severance payment is subject to the expiration of his employment agreement for a reason other than non-renewal by the executive and that neither the Company nor the Bank is deemed to be in “troubled condition” under federal banking laws as of the date of termination of employment. In addition, the obligation of the Company and the Bank to pay the severance amount is subject to several conditions, including the executive’s execution of a general release of claims and a determination that the executive has not committed any fraudulent act or omission or any breach of fiduciary duty, is not substantially responsible for the insolvency or troubled condition of the Company or the Bank, and has not materially violated any applicable federal or state banking law or regulation, or violated certain other provisions of federal law.

The employment agreements define “Cause” as termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of the agreement.

“Good Reason” is defined as any material change in the Metro Louisville, Kentucky location at which the executive must perform his services or any material breach of the employment agreement by the Company and the Bank, including:

•	a material diminution in the executive’s base compensation,

•	a material diminution in his authority, duties or responsibilities, or

•	any change in the executive’s reporting duties.

Prior to any termination for Good Reason, the executive must provide written notice within 90 days of the initial existence of the condition, and the Company and the Bank will have the right to remedy the condition within 30 days of receipt.

Restrictive covenants. The employment agreements include covenants not to compete with the Company and the Bank and not to solicit their employees and customers for a period of 12 months after termination of employment unless the executive’s employment is terminated in connection with or following a Change in Control of the Company or the Bank (as defined under Section 409A of the Internal Revenue Code and the regulations thereunder). The agreements also include covenants to maintain the confidentiality of the confidential information of the Company and the Bank other than in the course of performing services for them.

Grants of Plan-Based Awards

The following table details all equity-based and non-equity awards granted in 2014 to each of the officers named in the Summary Compensation Table.

Our equity grants have been issued under the Porter Bancorp, Inc. 2006 Stock Incentive Plan, which was established in February 2006 in anticipation of becoming a public company. The 2006 Plan authorizes the issuance of up to 1,263,050 shares in the form of stock options and restricted stock awards. Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Company is currently awarding restricted stock only. The method for granting restricted stock is more fully described in the Compensation Discussion and Analysis.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
		Threshold	Maximum	Threshold	Maximum
John T. Taylor	1/29/14 (3)	—	—	$—	$—	35,780	$34,349
	(2)	—	—	4,237	112,500	n/a	n/a
John R. Davis	(2)	—	—	3,055	70,500	n/a	n/a
Joseph C. Seiler	1/29/14 (3)	—	—	—	—	54,000	51,840
	(2)	—	—	2,599	69,000	n/a	n/a
Phillip W. Barnhouse	(2)	—	—	2,543	67,500	n/a	n/a

(1)	Our named executive officers were not eligible to receive cash incentive compensation during the period that the U.S. Treasury held our preferred stock purchased through its Capital Purchase Program.
(2)	Under our incentive plan, the maximum equity incentive award the named executive officers can earn is 30% of base salary based upon the attainment of the Level 5 goal for all financial metrics. The minimum equity incentive award represents attainment of the Level 2 goal for the lowest weighted financial metric. Our named executive officers declined equity incentive compensation payable under the plan for 2014.
(3)	Shares awarded to the named executive officers under the terms of employment agreements. See Employment Agreements – Restricted Stock Awards, above. The restricted shares are subject to permanent restrictions on transfer as a result of the U.S. Treasury’s sale of our preferred stock at a price representing less than 10% of the principal and accrued unpaid interest due on the preferred stock.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock awards at December 31, 2014. None of our named executive officers had outstanding options as of that date.

Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John T. Taylor	53,659 62,103 116,000 35,780	(4) (5) (8) (9)	$—	—	$—

John R. Davis	22,386 45,000 53,551	(5) (6) (8)	—	—	—

Joseph C. Seiler	46,000 54,000	(7) (9)	—	—	—

Phillip W. Barnhouse	484 50,000	(3) (7)	232	—	—

(1)	Except as noted, the shares awarded to the named executive officers are ‘long-term restricted stock,” subject to the vesting requirements of the U.S. Treasury’s compensation rules. The shares are subject to permanent restrictions on transfer as a result of the U.S. Treasury’s sale of our preferred stock at a price representing less than 10% of the principal and accrued unpaid interest due on the preferred stock.
(2)	Except as noted, the shares effectively have no value because they are subject to permanent restrictions on transfer and may not be sold by the named executive officer. See “Compensation Disclosure and Analysis – Overview.” The closing price of our common stock on December 31, 2014 was $0.48 per share. On March 26, 2015, the Company and the named executive officers mutually agreed to terminate all of the shares of long-term restricted stock awarded to them from 2012 to 2014.
(3)	Granted March 9, 2010; one-fifth of the restricted shares vest annually.
(4)	Granted August 2, 2012.
(5)	Granted September 24, 2012.
(6)	Granted January 2, 2013.
(7)	Granted August 7, 2013.
(8)	Granted September 30, 2013.
(9)	Granted January 29, 2014.

Option Exercises and Stock Vested

The following table shows stock awards that vested during 2014. None of our named executive officers hold stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Phillip W. Barnhouse	379	(1)	$424	(2)
	483	(3)	512	(4)
John T. Taylor	—		—
John R. Davis	—		—
Joseph C. Seiler	—		—

(1)	One-fifth of the restricted shares awarded on March 20, 2009 vested on March 20, 2014.
(2)	Based on the closing price of $1.12 of our common stock at March 20, 2014.
(3)	One-fifth of the restricted shares awarded on March 9, 2010 vested on March 9, 2014.
(4)	Based on the closing price of $1.06 of our common stock at March 9, 2014.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by PBI Bank in July 2004.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
Phillip W. Barnhouse	Supplemental executive retirement plan	n/a	$164,051	$—

(1)	Reports the present value of the obligation to each executive upon retirement at age 62 as of the end of the fiscal year. The plan is designed to provide monthly retirement income to the executive for ten years equal to 30% of his projected salary at age 62. This projected salary was determined at plan inception. The present value utilizes a discount rate of 6%. The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Potential Payments upon Termination or Change-in-Control

The employment agreements with each of our executive officers provide that the executive would be entitled to receive a lump sum cash severance payment equal to one (1) times the executive’s then current annual base salary upon termination of employment in the circumstances described above under Employment Agreements – Termination of Employment.

Mr. Barnhouse, the remaining active executive participant in the SERP, is entitled to certain benefits under that Plan upon retirement or other termination of employment. Upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62. A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) the replacement of a majority of our directors during any twelve-month period by directors whose appointment or election was not endorsed by a majority of the directors prior to the date of such appointment or election, or (c) the adoption of a merger, consolidation or reorganization plan by the Board of Directors in which the Company is not the surviving entity. Under this change of control provision, Mr. Barnhouse would have received a lump sum payment equal to $288,410 if terminated on December 31, 2014 and a change of control of the Company had occurred within three years prior to such date. The SERP is described in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Except for the benefits described in this section, and the automatic vesting of outstanding restricted stock upon a change of control, we have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by shareholders	—	n/a	834,783
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

Total	—	—	834,783

(1)	There are 533,271 shares remaining available for issuance under our 2006 Stock Incentive Plan as stock options or restricted stock grants. 301,512 shares may be issued under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2014, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•	has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Nos. 16 and 114, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2014.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2014 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

N. Marc Satterthwaite, Chairman

Michael T. Levy

Bradford T. Ray

W. Kirk Wycoff

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on March 26, 2014, the Audit Committee selected Crowe Horwath LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2014. Crowe Horwath LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year. Crowe Horwath LLP representatives are expected to attend the 2015 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath LLP

The following table presents fees for professional services rendered by Crowe Horwath LLP for the audit of the Corporation’s annual financial statements for 2014 and 2013 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath LLP for 2014 and 2013.

	2014	2013
Audit Fees	$302,750	$351,875
Audit-Related Fees	—	—
Tax Fees	38,850	50,315
All Other Fees	—	—

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees”; (iii) “tax fees” are fees for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the Company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation policies and decisions are designed to promote the Company’s business strategies and the interests of its shareholders by providing incentives needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the 2015 Annual Meeting:

“RESOLVED, that the shareholders of Porter Bancorp, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2015 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in that proxy statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program. Proxies submitted to us without instructions will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the of the Securities Exchange Act of 1934 also requires us to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executive officers, Proposal 3 above, should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years, or you may abstain from voting when you vote for the resolution set forth below.

In formulating its recommendation, the Board of Directors considered that the compensation of the Company’s named executive officers has already been submitted to a non-binding advisory vote each year since 2009, when the United States Treasury held the Company’s preferred stock purchased under Treasury’s Capital Purchase Program. On December 4, 2014, Treasury sold the preferred stock following a public auction.

Accordingly, the following resolution is submitted for shareholder vote at the 2015 Annual Meeting:

“RESOLVED, that the highest number of votes cast by the shareholders of Porter Bancorp, Inc. for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	every year, or

•	every two years, or

•	every three years.”

Of these three options, the option that receives the highest number of votes cast will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on our Board of Directors or the Company. The Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executive officers included in the Company’s proxy statement. Proxies submitted without instructions will be voted for the option of “1 Year.”

The Board of Directors recommends that shareholders vote “FOR” the option of “1 Year” as the frequency with which shareholders are provided an advisory vote on the compensation of its Named Executive Officers included in the Company’s proxy statement.

PROPOSAL 4: REVERSE STOCK SPLIT

The Reverse Stock Split Proposal would authorize the Board of Directors to effect, at the Board’s discretion no later than our 2016 Annual Meeting, a reverse stock split of the Company’s issued and outstanding Common Shares at a reverse split ratio of at least 1-for-2 and up to 1-for-10, to be determined by the Board of Directors (the “Reverse Stock Split”). In the Reverse Stock Split, the Company’s Articles of Incorporation would be amended to provide that our currently issued and outstanding Common Shares would be automatically changed proportionally into a smaller number of shares based on the reverse split ratio determined by the Board of Directors, and any fractional share resulting from that change would be rounded up to one additional whole Common Share. The Reverse Stock Split Proposal was adopted by the Board on March 25, 2015 and is subject to approval by the Company’s shareholders.

Reasons for the Reverse Stock Split

The Common Shares currently trade on the NASDAQ Capital Market, whose listing standards require that listed shares maintain a minimum bid price per share of $1.00.

As disclosed in our Form 8-K Current Report filed December 23, 2014, we were notified by The NASDAQ Stock Market that our publicly held Common Shares had not regained compliance with the minimum $1 bid price per share requirement following an initial 180-day grace period. In response, we submitted written notice of our intention to cure the deficiency within a second 180-day period, including by means of a reverse stock split, if necessary. If we do not regain compliance with the minimum bid price requirement by June 15, 2015, our Common Shares will be subject to delisting.

The Board of Directors believes that it would be advantageous for the Common Shares to continue to trade on one of the tiers of The NASDAQ Stock Exchange, which possesses higher visibility and prestige in the financial community and the investing public than over-the-counter trading platforms. In addition, listing on the NASDAQ Capital Market enables our Common Shares to be traded without the need to register or qualify for an exemption from registration under state “Blue Sky” securities laws.

We intend for our Common Shares to remain attractive to investors that may have limitations on owning lower-priced stocks. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients. In addition, some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of Common Shares can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that if we engage in a reverse split, it would make our Common Shares a more attractive and cost effective investment for many investors, which is expected to enhance liquidity for our shareholders.

Upon receipt of stockholder approval, our Board of Directors will be authorized until the date of the 2016 Annual Meeting to implement the Reverse Stock Split at a reverse split ratio that the Board selects within the range of 1-for-2 up to 1-for-10. Our Board of Directors would have the discretion not to carry out a reverse stock split if the Common Shares were to regain compliance before June 15, 2015 by trading for more than ten trading days at or above the $1.00 minimum bid price per share. If this were to happen, and the Common Shares were to subsequently trade below the minimum bid price per share and again become subject to possible delisting before the 2016 Annual Meeting, the Board would have the flexibility to effect the Reverse Stock Split to maintain the NASDAQ listing. We believe that allowing the Board to determine whether to implement the Reverse Stock Split and providing a range of alternative reverse split ratios from which to choose will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for us and our shareholders.

In determining whether and how to exercise its authority, our Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Shares;

•	the then prevailing trading price and trading volume of our Common Shares and the anticipated impact of the Reverse Stock Split on the trading market for our Common Shares;

•	our ability to continue our listing on the NASDAQ Capital Market;

•	which of the range of reverse split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

As of March 31, 2015, the closing bid price for the Common Shares was $0.93 per share, below the minimum bid price per share requirement for the NASDAQ Capital Market. The Reverse Stock Split would decrease the number of shares outstanding and presumably increase the per share market price for the Common Shares. However, there can be no assurance that the price of the Common Shares after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares or that any such increase can be maintained to meet the minimum bid price requirement for the NASDAQ Capital Market.

Implementing the Reverse Stock Split

Upon the filing of articles of amendment by the Kentucky Secretary of State, the Reverse Stock Split will become effective at a subsequent time and date specified in the articles of the amendment (the “Effective Time”). At the Effective Time, each currently issued and outstanding Common Share (“Old Common Shares”) will be automatically converted into a proportionately smaller number of post-split Common Share (“New Common Shares”), according to a reverse split ratio of at least 1-for-2 and up to 1-for-10, as selected by the Board of Directors.

At the Effective Time, all holders of record of the Company’s Old Common Shares, without further action on their part, will hold one New Common Share in place of every two to ten Old Common Shares held by them on that date. All stock certificates outstanding on that date will thereafter be deemed to represent the appropriate number of New Common Shares as adjusted for the Reverse Stock Split.

Based upon the 19,205,611 Common Shares outstanding on the record date, the following table shows the approximate number of New Common Shares that would be outstanding after the Reverse Stock Split, depending on the reverse split ratio selected by the Board of Directors.

Reverse Split Ratio	Outstanding New Common Shares
1-for-2	9,603,000
1-for-3	6,402,000
1-for-4	4,802,000
1-for-5	3,841,500
1-for-10	1,921,000

The Company will not issue fractional shares as a result of the Reverse Stock Split. Instead, any fractional share would be rounded up to one additional whole Common Share.

Appraisal rights will not be available under Kentucky law to shareholders who might otherwise wish to dissent from the Reverse Stock Split Proposal.

Risks Associated with the Reverse Stock Split

Reducing the number of outstanding Common Shares through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Shares. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Shares. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Shares will increase following the Reverse Stock Split, or that the market price of our Common Shares will not decrease in the future. Additionally, we cannot assure you that the market price of our Common Shares after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Shares after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Impact of the Proposed Reverse Stock Split If Implemented

The Reverse Stock Split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Stock Split results in a shareholder receiving one additional whole share in lieu of a fractional share. The other principal effects of the Reverse Stock Split will be that:

•	the number of issued and outstanding Common Shares will be reduced proportionately based on the final reverse split ratio of an integral ratio between 1-for-2 to 1-for-10 inclusive, as determined by the Board;

•	based on the final reverse split ratio, the conversion ratio of our Non-Voting Common Shares will be increased proportionately, and the number of Common Shares issuable upon the conversion of Non-Voting Common Shares will be reduced proportionately. The Reverse Stock Split will not require any adjustment of our outstanding warrants, which are exercisable for Non-Voting Common Shares;

•	the number of Common Shares reserved for issuance and any maximum number of Common Shares with respect to which equity awards may be granted to any participant under our equity-based compensation plans will be reduced proportionately based on the final reverse split ratio; and

•	the Reverse Stock Split will likely increase the number of shareholders who own odd lots (less than 100 shares).

Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized Common Shares under our Amended and Restated Certificate of Incorporation. Because the number of issued Common Shares will decrease as a result of the Reverse Stock Split, the number of Common Shares available for issuance will increase. The increase is due to the reduction in shares outstanding as a result of the Reverse Stock Split without a corresponding reduction in the number of shares of Common Shares authorized. Our Amended and Restated Articles of Incorporation currently authorize us to issue 28 million Common Shares, and shareholders have previously approved our Board of Directors to increase the number of authorized Common Shares to up to 86 million shares without further shareholder approval.

Exchange of Stock Certificates

As a result of the Reverse Stock Split, each stock certificate representing Old Common Shares will automatically be deemed for all corporate purposes after the Effective Time to represent a smaller number of New Common Shares based on the reverse split ratio, plus one additional whole New Common Share in lieu of any fractional New Common Share.

After the Reverse Stock Split, shareholders who hold stock certificates representing Old Common Shares will be requested to exchange their stock certificates for new certificates representing New Common Shares issued as a result of the Reverse Stock Split. Promptly after the Effective Time, American Stock Transfer, the Company’s transfer agent, will furnish shareholders with the necessary materials and instructions for exchanging their stock certificates. Shareholders should not submit any stock certificates until required to do so.

If you hold your shares in “street name” — that is, through an account at a brokerage firm, bank, dealer, or other similar organization – you will not be required to take any further action. The number of shares you hold will automatically be adjusted to reflect the Reverse Stock Split.

Likewise, you will not be required to take any further action if your shares are registered directly in your name with our transfer agent and your shares are held in book-entry form (i.e. your shares are not represented by a physical stock certificate). The number of shares you hold will automatically be adjusted to reflect the Reverse Stock Split.

Federal Income Tax Consequences

The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”). The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies) or persons who receive stock as a compensation for services. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

Shareholders will not recognize gain or loss as a result of the Reverse Stock Split. The holding period of the New Common Shares received in the Reverse Stock Split will include a shareholder’s holding period for the Old Common Shares exchanged therefor, provided such shares were held as capital assets. The total basis of the shares received will be the same as the total basis of the shares exchanged therefor.

Recommendation

Approval of the proposal to authorize our Board of Directors to effect the Reverse Stock Split at its discretion requires the affirmative vote of a majority of the outstanding Common Shares entitled to vote. Therefore, abstentions and broker nonvotes will have the effect of votes against the Reverse Stock Split.

The Board of Directors recommends that shareholders for “FOR” the Reverse Stock Split proposal.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2016 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 22, 2015. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2016 Annual Meeting, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.

Attn: Corporate Secretary

2500 Eastpoint Parkway

Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice no later than December 22, 2015. The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

FINANCIAL STATEMENTS AND RELATED INFORMATION

The SEC allows us to “incorporate by reference” information from our previously filed SEC reports, which means that we can disclose important information to you by referring you to our filed reports that contain the information. The information incorporated by reference is considered to be part of this proxy statement.

Our Consolidated Financial Statements and Notes to Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 7, 7A and 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

A copy of our 2014 Annual Report on Form 10-K report referenced above is being delivered to you with this proxy statement.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, as well as any amendments to those reports. The public may read and copy any materials the Registrant files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pbibank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC. Click on “Investor Relations” and “SEC Filings.”

Shareholders and prospective investors may request a written copy of our 2014 Annual Report on Form 10-K by writing to Investor Relations - Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

****************

REVOCABLE PROXY

PORTER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY

LOUISVILLE, KENTUCKY 40223

MAY 27, 2015, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PORTER BANCORP, INC.

The undersigned hereby appoints Phillip W. Barnhouse and Stephanie R. Renner attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 27, 2015 at 9:00 a.m. eastern time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all Common Shares of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.pbibank.com under “Investor Relations.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote:

•	“FOR” the election of the listed nominees;

•	“FOR” Proposal 2;

•	“FOR” “1 Year” on Proposal 3; and

•	“FOR” Proposal 4.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here: ¢

1.	ELECTION OF DIRECTORS: Nominees for a term of one year:

O W. Glenn Hogan	O N. Marc Satterthwaite
O Michael T. Levy	O John T. Taylor
O Bradford T. Ray	O W. Kirk Wycoff

☐	FOR ALL NOMINEES:

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for which you wish to withhold, as shown here: ¢

2.	Proposal to approve, in a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the accompanying proxy statement.

☐ For	☐ Against	☐ Abstain

3.	Non-binding advisory vote on the frequency of holding an advisory vote on the compensation of the named executive officers.

☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

4.	Proposal to authorize our board of directors to effect, at its discretion, a reverse stock split in order to maintain our NASDAQ listing.

☐ For	☐ Against	☐ Abstain

5.	DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted:

•	“FOR” the election of the listed nominees;

•	“FOR” Proposal 2;

•	“FOR” “1 Year” on Proposal 3; and

•	“FOR” Proposal 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature Date
Signature, if held jointly.
Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.